Exhibit 4.5

FINAL VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

GLOBAL CORD BLOOD CORPORATION,

CELLENKOS HOLDINGS L.P.,

CELLENKOS, INC.

AND

ROCELO LLC

April 29, 2022

TABLE OF CONTENTS

Page

Article 1 Sale and Purchase of Common Stock		1

Article 2 PURCHASE PRICE; treatment of company optionS		1

2.1	Purchase Price	1
2.2	Closing Payments and Issuances	1
2.3	Treatment of Company Options	2

Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		3

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		3

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER		3

Article 6 CERTAIN COVENANTS		3

6.1	Certain Actions to Close Transactions	3
6.2	Pre-Closing Conduct of Business by Seller	3
6.3	Pre-Closing Conduct of Business by the Company	4
6.4	Pre-Closing Conduct of Business by Buyer Parent	6
6.5	Further Assurances	6
6.6	Pre-Closing Access	7
6.7	Confidentiality and Publicity	7
6.8	Certain Tax Matters	8
6.9	Releases	9
6.10	Directors and Officers Indemnification	9
6.11	No Shop	9
6.12	Management of the Company	10
6.13	Certain Actions by Buyer Parent and Buyer	10
6.14	Section 280G Matters	12

Article 7 CLOSING; CLOSING DELIVERIES; TERMINATION		13

7.1	Closing	13
7.2	Closing Deliveries by Seller	13
7.3	Closing Deliveries by Buyer	14
7.4	Termination of Agreement	14
7.5	Effect of Termination	15

Article 8 CONDITIONS TO OBLIGATIONS TO CLOSE		16

8.1	Conditions to Obligation of Buyer to Close	16
8.2	Conditions to Obligation of Seller to Close	17

i

Article 9 NON-SURVIVAL		18

9.1	Non-Survival	18

Article 10 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		18

10.1	Notices	18
10.2	Expenses	19
10.3	Interpretation; Construction	19
10.4	Parties in Interest; Third-Party Beneficiaries	20
10.5	Governing Law, Jurisdiction, Venue	20
10.6	Entire Agreement; Amendment; Waiver	21
10.7	Assignment; Binding Effect	21
10.8	Severability; Blue-Pencil	21
10.9	Counterparts	21
10.10	Specific Performance	22
10.11	Attorney-Client Privilege	22

Article 11 CERTAIN DEFINITIONS		22

SCHEDULE 1 Particulars	Schedule 1

SCHEDULE 2 REPRESENTATIONS AND WARRANTIES OF COMPANY	Schedule 2

SCHEDULE 3 REPRESENTATIONS AND WARRANTIES OF SELLER	Schedule 3

SCHEDULE 4 REPRESENTATIONS AND WARRANTIES OF BUYER parent and buyer	Schedule 4

SCHEDULE 5 BUYER PARENT PERMITTED ACTIONS	Schedule 5

SCHEDULE 6 key terms of the new rsu scheme	Schedule 6

SCHEDULE 7 REGISTRATION RIGHTS	Schedule 7

SCHEDULE 8 three-year budget	Schedule 8

SCHEDULE 9 funding plan	Schedule 9

Exhibit A Form of director indemnification agreement	Exhibit A

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into and effective as of April 29, 2022 by and among Global Cord Blood Corporation, a Cayman Islands exempted company (“Buyer Parent”), Cellenkos Holdings L.P. (“Buyer”), Cellenkos, Inc., a Delaware corporation (the “Company”), and Rocelo LLC (“Seller”).

Recitals

A.            Seller owns as of the date hereof a number of Common Stock as described in Schedule 1.

B.            Seller intends to sell to Buyer, and Buyer intends to purchase from Seller, all of the Common Stock owned by Seller as of the Closing Date (the “Sale Stock”).

C.          Prior to or contemporaneously with the Parties’ execution and delivery of this Agreement, Dr. Parmar and Jackie Leong (each a “Key Employee”) have each entered into new employment agreements with Buyer and/or the Company, as the case may be, effective upon Closing (each such agreement, an “Employment Agreement”).

D.            Contemporaneously with the Parties’ execution and delivery of this Agreement, Seller has executed and delivered to Buyer Parent that certain Lock-up Letter (the “Lock-up Letter”).

E.            On or about the date hereof, certain other shareholders of the Company are entering into certain other share purchase agreements with Buyer Parent and/or Buyer in relation to the sale and purchase of Common Stock owned by such other shareholders (the “Other SPAs”).

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement, each Party hereby agrees as follows:

Article 1

Sale and Purchase of Common Stock

Upon and subject to the terms herein, at Closing, Seller will sell, assign and transfer to Buyer, and Buyer will purchase from Seller, all of the Sale Stock, free and clear of all Encumbrances (other than restrictions imposed by securities laws applicable to securities generally).

Article 2

PURCHASE PRICE; treatment of company optionS

2.1            Purchase Price. Upon and subject to the terms herein, Buyer will issue to Seller the Closing Equity Consideration pursuant to Section 2.2 as consideration for the Sale Stock.

2.2            Closing Payments and Issuances. Upon and subject to the terms herein, at Closing, Buyer will issue and deliver to Seller, in Seller’s name, in book entry, the Closing Equity Consideration set forth in Schedule 1 attached hereto, free and clear of all Encumbrances (other than those arising under securities laws and pursuant to the Lock-up Letter and the Limited Partnership Agreement).

2.3            Treatment of Company Options.

(a)            At Closing, by virtue of the transactions contemplated herein and without any action on the part of the holder of a Company Option:

(i)	each unvested Company Option that is outstanding as of the Closing Date shall accelerate and vest in full;

(ii)	after giving effect to Section 2.3(a)(i) above, each Company Option that is outstanding and unexercised as of the Closing Date, shall be assumed by Buyer Parent and automatically converted into an option to acquire Buyer Parent Ordinary Shares (each, an “Assumed Option”) under the Replacement Option Plan equal to the product of (A) the number of shares of Class B Common Stock that were subject to the corresponding Company Option immediately prior to Closing, multiplied by 8.1456 (subject to prorated adjustment in case of any declaration or payment of a dividend on outstanding Buyer Parent Ordinary Shares in Buyer Parent Ordinary Shares or distribution to all holders of outstanding Buyer Parent Ordinary Shares in Buyer Parent Ordinary Shares, or a split or subdivision of all outstanding Buyer Parent Ordinary Shares or a reverse stock split or combination of all outstanding Buyer Parent Ordinary Shares into a smaller number of Buyer Parent Ordinary Shares, in each case prior to the Closing (“Prorated Adjustment”)), with an exercise price per Buyer Parent Ordinary Share subject to the Assumed Option equal to the exercise price per share of Class B Common Stock for which the corresponding Company Option was exercisable immediately prior to Closing divided by 8.1456 (subject to Prorated Adjustment), and rounded up to the nearest whole cent. As of immediately prior to Closing, each Company Option shall be automatically terminated and cancelled and shall no longer be outstanding, and each holder of such Company Option shall cease to have any rights with respect thereto, except the right to receive the Assumed Option contemplated by this Section 2.3;

(iii)	the exchange of Company Options for corresponding Assumed Options is intended to satisfy the requirements of Treasury Regulations Section 1.424-1 and of Treasury Regulations Section 1.409A-1(b)(5)(v)(D), in each case, to the extent applicable;

(iv)	each Assumed Option shall be subject to the terms and conditions as to exercisability and forfeiture as the corresponding Company Option as in effect on the date of this Agreement, as amended or superseded by the applicable lock-up letter delivered by the holder of such Company Option to Buyer Parent on or prior to Closing; and

(v)	prior to the Closing, the Company shall take all necessary or appropriate actions to authorize and implement the transactions set forth in this Section 2.3 relating to the treatment of the Company Options.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter, the Company hereby represents and warrants to Buyer Parent and Buyer that each of the representations and warranties set forth in Schedule 2 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer Parent and Buyer that each of the representations and warranties set forth in Schedule 3 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 5

REPRESENTATIONS AND WARRANTIES OF BUYER PARENT AND BUYER

Buyer Parent and Buyer hereby severally and jointly represent and warrant to Seller that each of the representations and warranties set forth in Schedule 4 is true and correct as of the date of this Agreement and as of the Closing Date (except for any such representation and warranty that is expressly stated to be as of a specific date, in which case as of such specific date).

Article 6

CERTAIN COVENANTS

6.1            Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 8 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

6.2            Pre-Closing Conduct of Business by Seller. Prior to the Closing, Seller will not sell, assign, transfer, or grant any rights with respect to the Sale Stock, except pursuant to the Transaction Documents.

6.3            Pre-Closing Conduct of Business by the Company.

(a)            Prior to the Closing, the Company will use its commercially reasonable efforts to (i) conduct its businesses in the Ordinary Course of Business, (ii) preserve the present business operations, organization and goodwill of the Company, (iii) keep available the services of its officers and key employees, and (iv) maintain existing relationships with material suppliers, customers, distributors, marketers, and others having material business relationships with it, and will not, except with the prior written consent of Buyer or Buyer Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)	(A) issue any Common Stock or other security of the Company or right (including any option, warrant, put or call) to any such Common Stock or other security of the Company (other than in connection with any exercise of warrants convertible into Common Stock existing as of the date hereof), (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities, (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure (other than in connection with any exercise of warrants convertible into Common Stock existing as of the date hereof) or (D) purchase, redeem or otherwise acquire any Common Stock or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(ii)	(A) make any sale, lease to any other Person, license to any other Person or other disposition of any asset (other than (x) sale, lease or license or other disposition with respect to assets with a value of less than $1,000,000 in the aggregate, or (y) otherwise in its Ordinary Course of Business), (B) make any capital expenditure or purchase or otherwise acquire any asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $1,000,000 (individually or in the aggregate)), license any material intangible asset from any other Person (other than non-exclusive licenses in its Ordinary Course of Business), lease any real property from any other Person or lease any tangible personal property from any other Person (other than leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $1,000,000 (individually or in the aggregate) annually), (C) acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, or (D) adopt a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(iii)	grant or have come into existence any Encumbrance on any material asset of the Company, other than any Permitted Encumbrance;

(iv)	(A) become a guarantor with respect to any obligation of any other Person, (B) assume or otherwise become obligated for any obligation of any other Person for borrowed money, or (C) agree to maintain the financial condition of any other Person;

(v)	(A) incur any Indebtedness for borrowed money, (B) make any loan, advance or capital contribution to, or investment in the equity or debt securities of, any other Person or (C) make or pledge to make any charitable or other capital contribution;

(vi)	(A) enter into any Contract that if entered prior to the date hereof would be a Major Contract, or amend or terminate any Major Contract in any respect that is material and adverse to the Company, or (B) waive, release or assign any material right or claim under any Contract, other than, in each case of (A) and (B), any termination or renewal in accordance with the terms of any existing Major Contract that occurs automatically without any action by the Company, as may be reasonably necessary to comply with the terms of this Agreement, or as a result of the transactions contemplated by this Agreement and the Other SPAs (whether individually or in the aggregate);

(vii)	(A) fail to prepare and file all material Tax Returns with respect to the Company that are required to be filed before Closing or timely pay any Taxes when due and payable, (B) file any amended Tax Return, (C) make, change or revoke any material election with respect to Taxes, (D) settle or compromise any material Tax Liability, (E) enter into any Tax sharing, closing or similar agreement (other than any customary commercial contract entered into the Ordinary Course of Business, the principal purpose of which does not relate to Taxes), (F) surrender any right to claim a material refund of Taxes, (G) waive any statute of limitations regarding any Tax, (H) agree to any extension of time regarding the assessment of any Tax deficiency, (I) request any Tax ruling or (J) incur any material Liability for Taxes outside the Ordinary Course of Business;

(viii)	(A) adopt or change (or make a request to any Tax authority to change) any accounting method or principle used by the Company in any material respect, except as required under GAAP or the Code or (B) change any annual accounting period;

(ix)	except for changes in its Ordinary Course of Business that, in the aggregate, do not result in a material increase of benefits or compensation expense to the Company relative to the level in effect before such changes and except as required by Applicable Law, (A) adopt, enter into, amend or terminate any Company Plan, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation (base or variable opportunity) or benefits of any director, manager, officer, employee or independent contractor or pay any benefit to any director, officer, employee or independent contractor, other than as required pursuant to the terms and conditions of an existing Company Plan, as in effect on the date hereof, (D) grant any equity award to any director, officer, employee or independent contractor under any Company Plan (including the removal of any existing restriction in any Company Plan or award made thereunder), (E) enter into or materially amend any collective bargaining agreement or (F) take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(x)	amend or change, or authorize any amendment or change to, any of its Organizational Documents;

(xi)	except in its Ordinary Course of Business, (A) pay, discharge, settle or satisfy any material claim, obligation or other Liability or (B) otherwise waive, release, grant, assign, transfer, license or permit to lapse any material right; or

(xii)	enter into any Contract to do any of the foregoing actions set forth in this Section 6.3(a).

(b)            Notwithstanding anything herein to the contrary, nothing herein shall prevent the Company from taking any action (i) set forth in Section 6.3 of the Company Disclosure Letter or as expressly required or expressly permitted hereby or by the other Transaction Documents, (ii) as required by Applicable Law, (iii) as required to perform any legally binding obligations undertaken bona fide pursuant to any Contract entered into prior to the date of this Agreement, or (iv) reasonably undertaken by the Company in response to a material change in market conditions or a material change in the performance of the business of the Company, which change is reasonably attributable to the impact of the escalation of COVID-19 or the outbreak of any other pandemic or material public health event or any material political event or social disturbance; provided, that in case of the foregoing (iv), the Company shall inform Buyer Parent in writing prior to taking any such action.

6.4            Pre-Closing Conduct of Business by Buyer Parent. Prior to the Closing, Buyer Parent (a) will, and will cause the other Buyer Group Companies to, use their respective commercially reasonable efforts to (i) conduct their respective businesses in the Ordinary Course of Business, and (ii) preserve the present business operations, organization and goodwill of the Buyer Group Companies, and (b) will not, and will cause the other Buyer Group Companies not to, except with the prior written consent of Seller, take any of the actions enumerated in Section 8(a) through Section 8(f) of Schedule 4; provided, that the foregoing shall not directly or indirectly restrict Buyer Parent from taking any of the actions enumerated in Schedule 5.

6.5            Further Assurances. If any further action is necessary or reasonably desirable to carry out any purpose of this Agreement, then each Party will use commercially reasonable efforts to take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent this Agreement otherwise allocates such expense or obligation to the other Party.

6.6            Pre-Closing Access. Prior to the Closing, subject to the Confidentiality Agreement, each of Buyer Parent and Buyer, on the one hand, and the Company, on the other hand, will (a) cause the other Parties and their representatives (including legal counsel, accountants and potential lenders and investors) to have reasonable access during normal business hours and upon reasonable notice from the requesting Party, to the properties, personnel, books, records, Contracts and other documents of or pertaining to the Company or Buyer Group Companies, as the case may be, and (b) furnish to the other Parties and their representatives such additional financial and operating data and other information relating to the business of the Company or Buyer Group Companies, as the case may be, as the other Parties reasonably request. The requesting Parties and their representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of the Company or Buyer Group Companies, as the case may be.

6.7            Confidentiality and Publicity.

(a)            Confidentiality Agreement. Subject to the other terms of this Section 6.7, the Confidentiality Agreement between Buyer Parent and the Company, dated July 12, 2021 (the “Confidentiality Agreement”) will remain in full force and effect pursuant to its terms up to Closing, and at Closing shall automatically terminate (and from and after Closing shall be of no further force or effect).

(b)            Publicity. Except as may be required to comply with Applicable Law, the rules of any stock exchange and the filing of periodic reports with the SEC or any other Governmental Authority, each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written consent of the other Parties (such consent not to be unreasonably withheld). Notwithstanding anything in this Agreement to the contrary, any Party may make any public release or announcement and make such filings as required by Applicable Law, rules of any stock exchange and the filing of periodic reports filed with the SEC or any other Governmental Authority; provided that such Party will (i) use reasonable efforts to advise the other Parties of such disclosure in advance of such disclosure to the extent it is reasonably practicable and (ii) consult with the other Parties with respect to the content of such disclosure.

(c)            Confidential Information of the Company; Confidential Communications. At all times after Closing, Seller will, and will cause its Affiliates to, keep confidential, not disclose and not use any confidential information of the Company that is known to Seller and its Affiliates as of the Closing, other than as reasonably required for the proper performance of post-Closing employment duties with Buyer Group Companies or in connection with a dispute between the Parties (but in such a dispute only to the extent reasonably necessary for Seller to conduct such dispute).

(d)            Certain Permitted Disclosures. Notwithstanding the foregoing, nothing in this Section 6.7 prohibits any of the following:

(i)	a Party or any of its Affiliates disclosing any information to the extent required under Applicable Law; provided, however, that if a Party or any of such Party’s Affiliates is so required to disclose any information that otherwise would be prohibited in the absence of this Section 6.7(d)(i), then (A) such Party first will provide to Buyer or Buyer Parent (with respect to Seller) or Seller (with respect to Buyer or Buyer Parent) prompt written notice thereof and cooperate (and cause such Affiliate to cooperate) with such other Party, to the extent such other Party reasonably and promptly requests, so that such other Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement (subject, in each case, to legal requirements to the contrary) and (B) if such protective order or other remedy is not obtained, or if Buyer or Buyer Parent (with respect to its information) or Seller (with respect to its information) waives compliance with the terms of this Agreement, then such Party will (and will cause such Affiliate, as applicable, to) disclose only the portion of such information that is required to be so disclosed, and such Party will (and will cause such Affiliate, as applicable, to) use its commercially reasonable efforts, at the expense of such Party, to obtain reasonable assurance that confidential treatment will be given to such information; or

(ii)	a Party or any of its Affiliates making a statement or disclosure to (A) such Party’s (or any of its Affiliate’s) legal, accounting or financial advisers to the extent reasonably necessary for any such adviser to perform its legal, accounting or financial services, respectively, for such Party or such an Affiliate, including in connection with a dispute between the Parties (or such Affiliate), or (B) any lender or investor or prospective lender or investor of such Party (or such Affiliate) to the extent reasonably required as part of such lending or investing relationship; provided, however, that such Party will cause each Person to whom such statement or disclosure is made under this Section 6.7(d)(ii) to keep confidential and not disclose to any other Person any information in such statement or disclosure and will be responsible for any breach of confidentiality by such Person unless such Person has entered into a confidentiality agreement directly with the other Parties other than the disclosing Party.

6.8            Certain Tax Matters.

(a)            Tax-Sharing Agreements. The Company will terminate all Tax-sharing agreements and similar arrangements (other than any customary commercial contract entered into in the Ordinary Course of Business, the principal purpose of which does not relate to Taxes), formal or informal, express or implied, with respect to the Company before or as of the Closing Date and Buyer will have no Liability thereunder for any and all amounts due in respect of periods prior to the Closing.

(b)            Cooperation. The Parties will, and will each cause their Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, determining Liability for Taxes, any audit or other proceeding with respect to Taxes and the exercise of their rights and obligations under this Section 6.8. The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party.

(c)            Restructuring. To the extent that Seller is an Individual, Seller hereby agrees to identify its status as an Individual to Buyer Parent in writing and agrees to transfer, at its own expense, its interest in Buyer to another entity treated as a partnership for U.S. federal Income Tax purposes set up in a form reasonably acceptable to Buyer Parent if Buyer Parent reasonably determines that such transfer is necessary or desirable (after reasonable consultation with Seller). Seller hereby irrevocably grants Buyer Parent a power of attorney (which power of attorney is coupled with an interest) with full power of substitution to execute all documents necessary to effect such transfer. Seller and Buyer Parent agree to use commercially reasonable efforts to make necessary changes to the Limited Partnership Agreement to reflect such transfer.

(d)            Intended Tax Treatment. For U.S. federal, and if applicable, state and local Tax purposes, the Parties agree to treat the exchange of the Sale Stock for the Closing Equity Consideration pursuant to this Agreement as a contribution that is described under Section 721(a) of the Code (such treatment, the “Intended Tax Treatment”). The Parties shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, (ii) promptly notify Buyer GP in case of a challenge to such treatment (and reasonably cooperate with each other to defend such treatment) and (iii) use good faith efforts to defend such treatment in any audit or other proceeding relating to Taxes (and shall not take any position that is inconsistent therewith), unless otherwise required by Applicable Law or a final determination under Section 1313 of the Code.

6.9            Releases. Effective upon Closing, Seller, on behalf of it and its Affiliates, and Seller’s and each such Affiliate’s successors and assigns, hereby irrevocably and unconditionally waives, releases and forever discharges the Company and its directors, governors, managers, officers, employees, owners, successors and assigns from any and all rights, claims, debts, causes of action, Proceedings, obligations, Losses and other Liabilities of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, including for direct, indirect, compensatory, special, incidental or punitive damages, equitable relief or otherwise, and whether arising in Applicable Law, in equity or otherwise, based upon facts, circumstances, acts or omissions existing or occurring at or prior to Closing; provided, however, that the foregoing release in this Section 6.9 does not release any of the following items: (a) accrued but unpaid compensation for employment services for the current pay period, or reimbursement of employment-related expenses pursuant to the Company’s policies; (b) vested non-cash benefits under the express terms of any Company Plan; or (c) claims of Seller against Buyer Parent or Buyer for any breach by Buyer Parent or Buyer of this Agreement.

6.10            Directors and Officers Indemnification.

(a)            Within six (6) years after the Closing, Buyer Parent and the Company shall not amend, repeal or otherwise modify the Organizational Documents of the Company in any manner that would affect adversely the rights thereunder with respect to periods prior to the Closing of individuals who at and at any time prior to the Closing were directors or officers of the Company except to the extent required by Applicable Law.

(b)            In the event that Buyer Parent and the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Buyer Parent and the Company, as the case may be, shall assume the obligations set forth in this Section 6.10.

(c)            Each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10 is hereby expressly made a third party beneficiary to the provisions of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, any Party and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his or her heirs and representatives.

6.11            No Shop.

(a)            Subject to Section 6.11(b), from the date hereof until the Closing Date,

(i)	Seller will not, and Seller will cause each Affiliate and other representative or agent of Seller not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer Parent, Buyer or any Person on Buyer Parent or Buyer’s behalf) regarding any acquisition of the Company’s equity interests held by Seller. Seller will, and will cause each Affiliate and other representative or agent of Seller to immediately terminate all such discussions or negotiations that may be in progress on the date hereof; and

(ii)	the Company will not, and the Company will cause each representative or agent of the Company not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to or participate in any discussion or negotiation with any Person (other than Buyer Parent, Buyer or any Person on Buyer Parent or Buyer’s behalf) regarding any acquisition of the Company’s equity interests, assets or business, in whole or in part (by purchase, merger, tender offer, statutory share exchange, joint venture or otherwise). The Company will, and will cause each representative or agent of the Company to immediately terminate all such discussions or negotiations that may be in progress on the date hereof.

(b)            Notwithstanding Section 6.11(a), Seller, the Company and their respective Affiliates, representatives and agents shall be permitted to solicit inquiries from, furnish information to, and participate in discussion or negotiation with, any other shareholder of the Company or such shareholder’s Affiliates, in each case in connection with the transactions contemplated hereby or by the other Transaction Documents or as may be required under the Existing Stockholder Agreement, the Organizational Documents of the Company or Applicable Laws.

6.12            Management of the Company.

(a)            No later than the Closing, the board of directors of Buyer Parent (the “Buyer Parent Board”) shall form a joint steering committee (the “JSC”) to supervise the clinical projects of the Company, including to decide on funding arrangements in connection with such projects, and a scientific advisory board (the “SAB”) to review goals of the Company and assist in developing strategies for achieving such goals, and provide advice, support, theories, techniques and improvements in the Company’s scientific research and product development activities. Seller and Buyer Parent shall each have the right to appoint an equal number of representatives to each of the JSC and the SAB; provided, that Seller shall not be entitled to appoint any member of the JSC or the SAB upon and from Dr. Parmar ceasing to be employed by Buyer Parent; provided, further, that any representatives appointed by Seller other than Dr. Parmar and Jackie Leong shall be subject to prior written consent of the Buyer Parent Board. The scope of authority of the JSC or the SAB may not be amended without the prior approvals of the board of directors of the Company and the Buyer Parent Board (which shall include the approval of each of Dr. Parmar and Jackie Leong for so long as Dr. Parmar or Jackie Leong, as applicable, remains a director of the Buyer Parent Board), and Buyer Parent shall take all Necessary Actions to cause each appointee of Seller (if applicable) to be so appointed to the JSC and/or the SAB, as applicable.

(b)            From and after the Closing, Buyer Parent shall cause the composition of the scientific advisory board of the Company to remain the same as that as of the date hereof, except for any change that may be approved by the JSC in advance.

(c)            From and after the Closing, Buyer Parent shall use its reasonable efforts to consult with, and consider advice from, Dr. Parmar and Jackie Leong regarding the appointment and/or termination of any senior management member of the Company for so long as Dr. Parmar or Jackie Leong, as applicable, remains employed by Buyer Parent.

(d)            Each of Dr. Parmar and Jackie Leong is hereby expressly made a third-party beneficiary of this Section 6.12 and shall be entitled to directly enforce her/his rights and Buyer Parent’s obligations under Section 6.12(a) and Section 6.12(c).

(e)            From and after the Closing, Buyer Parent shall nominate Dr. Parmar and Jackie Leong for re-election to the Buyer Parent Board each time upon expiration of the then-current term of their respective appointments as members of the Buyer Parent Board, unless (x) such nomination is prohibited by laws applicable to Buyer Parent, or (y) there shall have occurred an event that constitutes Cause (as defined in their respective Employment Agreements), or (z) Dr. Parmar or Jackie Leong (as applicable) is no longer employed by Buyer Parent.

6.13            Certain Actions by Buyer Parent and Buyer.

(a)            Buyer Parent undertakes to Seller that, as soon as practicable (and in any event within three (3) months) after the Closing, Buyer Parent shall use reasonable best efforts to adopt a new restricted-share-unit incentive scheme of Buyer Parent reflecting the terms set forth in Schedule 6 (the “New RSU Scheme”). Without limitation to the foregoing, Buyer Parent shall (i) take all actions necessary under Applicable Law and its Organizational Documents to call, give notice of, convene and hold a meeting of shareholders of Buyer Parent to seek the shareholder approvals necessary for the New RSU Scheme (the “New RSU Scheme Proposal”), that has been approved by the board of directors of Buyer Parent; (ii) submit the New RSU Scheme Proposal to, and use its reasonable best efforts to solicit proxies in favor of the New RSU Scheme Proposal from, the shareholders of Buyer Parent; (iii) through the Buyer Parent Board, subject to fiduciary duties of the members of the Buyer Parent Board, recommend to its shareholders that they vote in favor of the New RSU Scheme Proposal (including, if applicable, including such recommendation in the proxy statement (or equivalent) of Buyer Parent), and not change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, such recommendation. Buyer Parent further undertakes to Seller that, (x) as soon as practicable after the New RSU Scheme has been adopted, Buyer Parent shall file an effective registration statement on Form S-8 with respect to the Buyer Parent Ordinary Shares issuable under the New RSU Scheme, and (y) as soon as practicable and no later than ten (10) Business Days after such filing of the effective registration statement on Form S-8, Buyer Parent shall grant restricted share units under the New RSU Scheme to Seller or its designee and the other individuals as set forth in Schedule 6 in such number and on such terms as set forth therein.

(b)            Effective as of the Closing Date, Buyer Parent shall assume the Company 2016 Stock Option Plan (the “Replacement Option Plan”) and the Assumed Options shall remain subject to such Replacement Option Plan, as amended to replace the shares of Class B Common Stock with Buyer Parent Ordinary Shares. As soon as practicable after the Closing Date, Buyer Parent shall file an effective registration statement on Form S-8 with respect to the Buyer Parent Ordinary Shares issuable under the Replacement Option Plan.

(c)            Buyer Parent shall not voluntarily delist or seek to delist the Buyer Parent Ordinary Shares from an internationally recognized stock exchange and shall otherwise use commercially reasonable efforts to maintain its listing status.

(d)            Buyer Parent agrees that, from and after the Closing, Seller (and its permitted assignees) shall be entitled to the rights as set forth in Schedule 7 hereto.

(e)            Buyer Parent shall provide funding to the Company as set forth in Schedule 9 hereto.

(f)            Following the Closing, each of Buyer Parent, the JSC and, for so long as she is the CEO of the Company, Dr. Parmar, severally and not jointly, shall cause the business operations of the Company to be conducted in accordance with the three-year budget of the Company as set forth in Schedule 8 hereto (the “Three-Year Budget”) and shall ensure that the Company at all times has a prudent level of cash reserves necessary to meet the budget as set forth therein and that the Company’s funds are used solely for the Company’s business operations in accordance with the Three-Year Budget.

(g)            Except as the management of the Company may otherwise determine, for a period beginning on the Closing Date and ending on the date that is twenty-four (24) months following the Closing Date, with respect to each employee of the Company immediately prior to, and who remains employed by any Buyer Group Company immediately following, the Closing Date, Buyer Parent shall, and shall procure the applicable Buyer Group Company that employs such employee to, provide to such employee with (i) with respect to an employee who is not a Key Employee, at least the same base salary and target annual cash bonus opportunity and (ii) with respect to all employees, employee benefits (excluding equity and equity-based arrangements, defined benefit pension benefits, non-qualified deferred compensation, supplemental retirement benefits, cash based long-term incentives, retiree medical benefits and change in control and retention bonuses or payments) that are no less favorable than the employee benefits (excluding equity and equity-based arrangements, defined benefit pension benefits, non-qualified deferred compensation, supplemental retirement benefits, cash based long-term incentives, retiree medical benefits and change in control and retention bonuses or payments) provided to employees of the Company immediately prior to the Closing. Nothing contained in this Agreement, express or implied, shall (x) give rise to any rights, claims, benefits, causes of action or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever, to any employee of the Company or other employee, former employee or individual independent contractor of the Company, any representative of any such employee, or any third party whatsoever (including any Governmental Authority); (y) be interpreted to prevent or restrict Buyer or its Affiliates from modifying or terminating the employment or terms of employment of any employee of the Company, including the amendment or termination of any Company Plan or other employee benefit or compensation plan, program or arrangement, after the Closing Date or (z) be treated as an amendment or other modification of any Company Plan or other employee benefit plan or arrangement.

6.14            Section 280G Matters. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to the Company under Section 280G of the Code, in each case with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, within three (3) months after the Closing Date, the Company shall (a) request, and use commercially reasonable efforts to obtain, from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), a waiver of such person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not, if approved pursuant to subsection (b) below, be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code, and (b) seek the approval of its stockholders as of the date hereof in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive or retain the Waived 280G Benefits. The Company shall provide Buyer Parent or its representatives with copies of any waivers of Waived 280G Benefits and a disclosure statement no later than five (5) Business Days prior to delivery to the “disqualified individuals” or its stockholders, as applicable, and shall consider in good faith any reasonable comments timely made by Buyer or its representatives regarding the content of the waivers and of such disclosure statement. To the extent that any such Waived 280G Benefits do not obtain such approval, such waived payments or economic benefits shall not be retained, made or provided. As soon as practicable after the Closing, the Company shall deliver to Buyer evidence that such approval was solicited in accordance with the foregoing provisions of this Section 6.14 and that either (a) the requisite number of votes were obtained with respect to such Waived 280G Benefits, or (b) such approval was not obtained and, as a consequence, such Waived 280G Benefits shall not be retained, made or provided. Notwithstanding the foregoing, to the extent that any contract, agreement, plan or other binding agreement (whether written or unwritten) is entered into by Buyer or any of its Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Buyer Arrangements”), Buyer shall provide a copy of such contract, agreement, plan or other binding agreement to the Company and shall reasonably cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, that the Company’s failure to include the Buyer Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 6.14 if Buyer fails to provide a copy of such contract, agreement, plan or other binding agreement to the Company and/or fails to reasonably cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 6.14.

Article 7

CLOSING; CLOSING DELIVERIES; TERMINATION

7.1            Closing. Subject to any earlier termination hereof, closing of the transactions contemplated herein (“Closing”) will take place remotely via electronic exchange of required Closing documentation on or before the tenth Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate such transactions (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other date or time as Buyer and Seller mutually determine (the actual date Closing occurs being the “Closing Date”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.

7.2            Closing Deliveries by Seller. At Closing, Seller will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)             assignment of the Sale Stock, dated the Closing Date and executed by Seller in a form suitable for transferring the Sale Stock to Buyer in the records of the Company, together with the stock certificate(s) representing such Sale Stock (if any);

(b)             a certified true copy of the duly executed resolutions of the board of directors of the Company (i) authorizing the Company’s entry into and delivery of, and performance of its obligations under, the Transaction Documents to which the Company is a party, and (ii) evidencing (x) appointment of directors designated by Buyer GP in writing to Seller at least ten (10) Business Days prior to Closing to the board of directors of the Company and (y) resignation of all directors at office immediately prior to the Closing from the board of directors of the Company, each effective from the Closing Date;

(c)             Seller’s duly executed signature page to the Limited Partnership Agreement;

(d)             Dr. Parmar and Jackie Leong’s duly executed signature pages to the Director Indemnification Agreement; and

(e)             all statutory and other books and records (whether stored electronically or otherwise) relating to the business of the Company prepared in a manner consistent with past practice and duly written up to immediately before Closing and which are not in the possession of the Company.

7.3            Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, the following:

(a)             a copy of the register of partnership interest of the Buyer duly certified by an authorized director or officer of Buyer GP, dated as of the Closing Date, evidencing that the Closing Equity Consideration has been issued pursuant to Section 2.2;

(b)             a copy of the register of directors of Buyer GP duly certified by an authorized director or officer of Buyer GP, dated as of the Closing Date, evidencing that the board of directors of Buyer GP consists of four (4) individuals, two (2) of whom are Dr. Parmar and Jackie Leong;

(c)             Buyer Parent’s and Buyer GP’s duly executed signature pages to the Limited Partnership Agreement; and

(d)             Buyer Parent’s duly executed signature page to the Director Indemnification Agreement.

7.4            Termination of Agreement. This Agreement may be terminated before Closing as follows:

(a)             by mutual written consent of Buyer and Seller;

(b)             by either Buyer or Seller, if Closing has not occurred on or before the sixtieth (60th) day after the date of this Agreement (the “Outside Date”);

(c)             by Buyer, if there has been a breach by Seller or the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in any condition in Section 8.1 not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) fifteen days after the receipt of notice thereof by Buyer to Seller, and (ii) three (3) Business Days before the Outside Date; or

(d)             by Seller, if there has been a breach by Buyer or Buyer Parent of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in any condition in Section 8.2 not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) fifteen days after the receipt of notice thereof by Seller to Buyer, and (ii) three (3) Business Days before the Outside Date.

A termination of this Agreement under any of the preceding Sections 7.4(b) through 7.4(d) will be effective one Business Day after the Party seeking termination gives to the other Party written notice of such termination. Notwithstanding any term in this Section 7.4, neither Buyer nor Seller will have the right to terminate this Agreement (except by mutual written consent pursuant to Section 7.4(a)) if the failure for the Closing to occur on or prior to the Outside Date or the failure to satisfy any condition to Closing or consummate the transactions contemplated herein resulted in any material respect from the breach by Buyer or Buyer Parent (if Buyer is the Party seeking to terminate this Agreement) or by Seller or the Company (if Seller is the Party seeking to terminate this Agreement) of any of its representations, warranties, covenants or agreements herein.

7.5            Effect of Termination. If this Agreement is terminated pursuant to Section 7.4, then this Agreement will be of no further force or effect, except for the terms of Section 6.7 (entitled, “Confidentiality and Publicity”), Section 10.2 (entitled, “Expenses”), Section 10.5 (entitled, “Governing Law, Jurisdiction, Venue”), and this Section 7.5. Upon any termination pursuant to Section 7.4, no Party will have any further obligation or other Liability hereunder, except pursuant to a Section listed in the immediately preceding sentence, or for any Party’s pre-termination fraud, intentional misrepresentation, criminal violation, or intentional breach. Notwithstanding any provision herein or in any other Transaction Document to the contrary, (a) the right to terminate this Agreement pursuant to Section 7.4 and, prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of Section 10.10 shall be the sole and exclusive remedy of Buyer Parent and Buyer against Seller, the Company and their respective former, current or future representatives, stockholders or Affiliates arising out of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, and neither Seller nor the Company or any of their respective former, current or future representatives, stockholders or Affiliates shall have any further Liability relating to, arising out of or with respect to this Agreement, any Transaction Document or any transaction contemplated hereunder or thereunder, and (b) the right to terminate this Agreement pursuant to Section 7.4, and prior to the termination of this Agreement, the right to seek specific performance of this Agreement pursuant to the terms of  Section 10.10 shall be the sole and exclusive remedy of Seller and the Company against Buyer Parent, Buyer and any of their respective former, current or future representatives, stockholders or Affiliates arising out of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby, and neither Buyer Parent nor Buyer or any of their respective former, current or future representatives, stockholders or Affiliates shall have any further Liability relating to, arising out of or with respect to this Agreement, any Transaction Document or any transaction contemplated hereunder or thereunder, in each case of (a) and (b), except for Liability for any Party’s pre-termination fraud, intentional misrepresentation, criminal violation, or intentional breach.

Article 8

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1            Conditions to Obligation of Buyer to Close. The obligation of Buyer to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a)             Accuracy of Representations and Warranties. Each representation and warranty of the Company and Seller in Schedule 2 and Schedule 3 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except where the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of the Company or Seller; provided, however, that each representation and warranty of the Company in Sections 1, 2 and 3 of Schedule 2 and of Seller in Sections 1, 2 and 3 of Schedule 3 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all but de minimis respects as of the Closing Date as if made on the Closing Date. Solely for purposes of this Section 8.1(a), any representation or warranty of the Company or Seller in Schedule 2 and Schedule 3 (other than representations and warranties of the Company in Sections 1, 2 and 3 of Schedule 2 and of Seller in Sections 1, 2 and 3 of Schedule 3) that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)             Observance and Performance. The Company and Seller will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by the Company or Seller on or before the Closing Date.

(c)             Officer’s Certificates. Seller will have delivered to Buyer and Buyer Parent a certificate duly executed by an authorized officer of Seller, and the Company will have delivered to Buyer and Buyer Parent a certificate duly executed by an authorized officer of the Company, each dated the Closing Date and certifying as to the items concerning Seller or the Company, respectively and as applicable, as set forth in Sections 8.1(a) and 8.1(b) in a form reasonably satisfactory to Buyer.

(d)             Waivers of Rights of First Refusal. Any rights of first refusal or co-sale rights or transfer restrictions in connection with the acquisition of the Sale Stock from Seller, including under the Existing Stockholder Agreement, shall have been waived and not modified or revoked.

(e)             Employment Agreements. No Key Employee will have repudiated his or her Employment Agreement, and Tara Sadeghi shall not have terminated her employment with the Company (other than due to death or disability).

(f)              Assignment of Domain Names. Dr. Parmar will have assigned the domain names cellenkosinc.com and cellenkostherapeutics.com to the Company.

(g)             No Legal Actions. There will not be any Applicable Law or Order that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated or entered into after the date hereof.

(h)             No Material Adverse Effect with Respect to the Company. Since the date hereof, there shall not have occurred any event or condition that has had a Material Adverse Effect with respect to the Company and is continuing.

8.2            Conditions to Obligation of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Seller, in Seller’s sole discretion:

(a)             Accuracy of Representations and Warranties. Each representation and warranty of Buyer Parent and Buyer in Schedule 4 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except where the failure to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Buyer Parent or Buyer; provided, however, that each representation and warranty of Buyer Parent or Buyer in Sections 1, 3, 4 and 6 of Schedule 4 will have been true and correct in all respects as of the date of this Agreement and will be true and correct in all but de minimis respects as of the Closing Date as if made on the Closing Date. Solely for purposes of this Section 8.2(a), any representation or warranty of Buyer Parent or Buyer in Schedule 4 (other than representations and warranties of Buyer Parent or Buyer in Sections 1, 3, 4 and 6 of Schedule 4) that is qualified by any Materiality Qualifier will be read as if each such Materiality Qualifier were not present.

(b)             Observance and Performance. Buyer Parent and Buyer will have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by Buyer Parent or Buyer, as applicable, on or before the Closing Date.

(c)             Officer’s Certificate. Buyer Parent and Buyer will have delivered to Seller a certificate duly executed by an authorized officer of Buyer Parent and an authorized officer of Buyer, dated the Closing Date, certifying the items in Sections 8.2(a) and 8.2(b) in a form reasonably satisfactory to Seller.

(d)             Deposit. Buyer Parent will have provided the funding to the Company required to be provided by Buyer Parent on or prior to the Closing pursuant to Schedule 9 hereto.

(e)             Board Constitution. Jackie Leong will have been appointed as a Class A director (as defined in the Buyer Parent MAA) and Dr. Parmar will have been appointed as a Class B director (as defined in the Buyer Parent MAA), in each case, to the Buyer Parent Board effective as of the Closing Date, and written evidence of the foregoing shall have been delivered to Seller.

(f)              No Legal Actions. There will not be any Applicable Law or Order that restrains, prohibits, enjoins or otherwise inhibits (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated or entered into after the date hereof.

(g)             No Material Adverse Effect with Respect to Buyer Parent. Since the date hereof, there shall not have occurred any event or condition that has had a Material Adverse Effect with respect to Buyer Parent and is continuing.

Article 9

NON-SURVIVAL

9.1            Non-Survival.

(a)             Representations and Warranties. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Agreement shall limit any Liability or recourse after the Closing against any Party for fraud or willful misrepresentation by such Party in connection with the making of the representations and warranties by such Party as contained in Schedule 2 (in the case of the Company), Schedule 3 (in the case of Seller), or Schedule 4 (in the case of Buyer Parent or Buyer).

(b)             Covenants and Agreements. None of the covenants and agreements contained herein or in any certificate or instrument delivered pursuant to this Agreement that are required to be performed or complied with prior to the Closing shall survive the Closing. Covenants and agreements contained herein or in any certificate or instrument delivered pursuant to this Agreement that are required to be performed or complied with by any Party after the Closing shall survive until all Liability relating thereto being barred by all applicable statutes of limitations, subject to any applicable limitation stated herein. Notwithstanding the foregoing, nothing in this Agreement shall limit any Liability or recourse after the Closing against any Party for willful breach by such Party of any such covenant or agreement or such Party’s fraud.

Article 10

CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

10.1          Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by nationally recognized overnight delivery service for next Business Day delivery, or (c) sent by email (with a copy sent the same day by nationally recognized overnight delivery service for next Business Day delivery), in each case as follows:

(1) if to Seller , to: Attention: Dr. Simrit Parmar, MD, MSCI 5416 Chaucer Drive, Houston, TX 77005 Email: simrit.parmar@cellenkosinc.com with a copy to (which shall not constitute notice):

Attention: Yang Wang

Simpson Thacher & Bartlett LLP

Address: 3901 China World Tower

1 Jianguomenwai Avenue

Beijing, 100004, China

Email: Yang.Wang@stblaw.com

(2) if to Buyer, to:

Attention: Albert Chen

Address: No.4 Yong Chang North Road

Beijing Economic Technological Development Area, Beijing, China

100176

Tel: +86 10 6786 0848

Email: albert.chen@globalcordbloodcorp.com

with a copy to (which shall not constitute notice):

Attention: Denise Shiu

Address: Cleary Gottlieb Steen & Hamilton LLP, 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing

Tel: + 86 10 5920 1080

Email: dshiu@cgsh.com

(3) if to the Company, to Attention: Dr. Simrit Parmar, MD, MSCI Cellenkos Inc. 5416 Chaucer Drive, Houston, TX 77005 Email: simrit.parmar@cellenkosinc.com with a copy to (which shall not constitute notice):

Attention: Yang Wang

Simpson Thacher & Bartlett LLP

Address: 3901 China World Tower

1 Jianguomenwai Avenue

Beijing, 100004, China

Email: Yang.Wang@stblaw.com

Such notices or communications will be deemed given (A) if so delivered by hand, when delivered, (B) if so sent by overnight delivery service, one Business Day after delivery to such service, or (C) if so sent by email (with overnight delivery service as required above), the day such email was sent. Buyer or Seller may change its address to which such notices and other communications are to be given by giving the other Party notice in the foregoing manner.

10.2          Expenses. Except as is expressly stated otherwise herein, each Party will bear and pay when due its own costs and expenses incurred in connection with the transactions contemplated herein; provided, that the Company will bear and pay all such expenses incurred by Seller.

10.3          Interpretation; Construction. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified; (e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any and/or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other similar attachment thereto; (i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement; (j) all dollar amounts are expressed in United States dollars and will be paid in United States currency; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; (n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents, and each Party and, if applicable, each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof or other position or concession will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof; and (o) the term “on an exchanged basis”, when used in relation to Buyer Parent Ordinary Shares, shall include the Buyer Parent Ordinary Shares into which the Class A Units and the Class B Units (each as defined in the Limited Partnership Agreement) may be exchanged pursuant to a Redemption (as defined in the Limited Partnership Agreement) (assuming for such purposes all lock-up and other restrictions on such exchange have expired and each Redemption Unit (as defined in the Limited Partnership Agreement) has been elected to be redeemed for the GCBC Shares Amount (as defined in the Limited Partnership Agreement)).

10.4          Parties in Interest; Third-Party Beneficiaries. Except as otherwise expressly stated in this Agreement, there is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person, except for the Parties and their respective permitted successors and assigns.

10.5          Governing Law, Jurisdiction, Venue. This Agreement will be construed and enforced in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof, as well as any non-contractual obligation arising out of or in connection with it, shall be determined by arbitration administered by the Singapore International Arbitration Center (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 10.5. All disputes shall be heard by a panel of three arbitrators. If there are two parties to a dispute, each party shall nominate one arbitrator. If there are more than two parties to a dispute, Buyer and Buyer Parent shall jointly (or, to the extent only one of the two is party to the dispute, then such party shall) nominate one arbitrator, and Company and Seller shall jointly (or, to the extent only one of the two is party to the dispute, then such party shall) nominate one arbitrator. A third arbitrator shall be nominated by the party-appointed arbitrators (or in the absence of agreement, the third arbitrator shall be appointed by the SIAC). The place of arbitration shall be in Singapore at the SIAC. The language of the arbitration shall be English. The award rendered by the SIAC shall be final and conclusive and binding upon the parties and can be entered in any court having competent jurisdiction. The parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, insofar as such waiver may validly be made.

10.6          Entire Agreement; Amendment; Waiver. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party affected thereby (except as contemplated in Section 10.8). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

10.7          Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of the other Party (which consent will not be unreasonably withheld), except as expressly provided herein otherwise or an assignment or transfer of this Agreement or any right hereunder or delegation of any obligation hereunder by Buyer Parent to a Person that does all of the following: (x) acquires or otherwise succeeds to all or substantially all of Buyer Parent’s business and assets, including all of Buyer Parent’s direct or indirect general and limited partner interests in Buyer; (y) assumes all of Buyer Parent’s obligations hereunder or Buyer’s obligations hereunder that arise after such assignment, delegation or transfer; and (z) agrees to perform or cause performance of all such assumed obligations when due; provided, that no such assignment, delegation or transfer will relieve Buyer Parent of any obligation hereunder, or by Buyer to any of its Affiliates to the extent that (x) the assignee or the transferee is a limited partnership whose general partner is wholly owned by Buyer Parent and (y) there is no adverse impact from a Tax perspective to Seller, as reasonably determined by Seller. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

10.8          Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

10.9          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10        Specific Performance. The Parties acknowledge and agree that the rights of each Party to consummate the transactions contemplated under this Agreement are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right to enforce its rights and the other Party’s obligations hereunder by an Action or Actions for specific performance and/or injunctive relief (without posting of bond or other security), including any Order sought by such non-breaching Party to cause the other Party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each Party further agrees that the only permitted objection that it may raise in response to any Action for any such equitable relief is that it contests the existence of a breach or Threatened breach of this Agreement giving rise to such Action.

10.11        Attorney-Client Privilege . The attorney-client privilege, attorney work-product protection, and expectation of client confidence arising from Simpson Thacher & Bartlett LLP (“Simpson Thacher”)’s representation of the Company prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Seller and may be waived only by Seller, and not the Company, and shall not pass to or be claimed or used by Buyer Parent, Buyer or the Company. In the event that a dispute arises between Buyer, Buyer Parent or the Company and a third party other than Seller, the Company shall assert the attorney-client privilege on behalf of Seller to prevent disclosure of privileged materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller. Each of Buyer Parent and Buyer acknowledges that Simpson Thacher has acted as counsel for Seller and Dr. Parmar and that, in the event of any post-Closing matters or disputes between the Parties hereto and/or Dr. Parmar, Seller reasonably anticipates that Simpson Thacher will represent it and/or Dr. Parmar in such matters or disputes. Buyer Parent, Buyer and the Company consent to Simpson Thacher’s representation of Seller and/or Dr. Parmar in any post-Closing matter or dispute in which the interests of Buyer Parent, Buyer or the Company, on the one hand, and Seller, on the other hand, are adverse, whether or not such matter or dispute is substantially related to one in which Simpson Thacher may have previously advised the Company. Buyer Parent, Buyer and the Company hereby acknowledge that each of them have discussed with their counsels and obtained adequate information concerning the relevant implications, advantages, and risks of, and reasonable available alternatives to, the waiver and consent under this Section 10.11. This paragraph is for the benefit of Seller, Dr. Parmar and Simpson Thacher, and such Persons are intended third-party beneficiaries of this Section 10.11. This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended, waived or modified, without the prior written consent of Seller, Dr. Parmar and Simpson Thacher.

Article 11

CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 4(d) of Schedule 2.

“Action” means any action, litigation, lawsuit, arbitration, appeal, audit, petition, inquiry, investigation, mediation or other proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Agreement” is defined in the first paragraph of this Agreement.

“Annual Financial Statements” is defined in Section 4(a)(i) of Schedule 2.

“Anti-Corruption Laws” means laws or regulations relating to anti-bribery or anti-corruption that apply to the business and dealings of any Buyer Group Company including, without limitation, the Criminal Law and the Anti-Unfair Competition Law of the People’s Republic of China, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act, in each case as amended from time to time.

“Anti-Money Laundering Laws” means any anti-money laundering-related laws and codes of practice that apply to the business and dealings of any Buyer Group Company, including, without limitation and as applicable: (i) the Anti-Money Laundering Law of the People’s Republic of China; (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, and (iii) the USA PATRIOT Act, in each case as amended from time to time.

“Applicable Law” means any applicable federal, state, provincial, local, municipal, foreign, international, multinational or administrative Order, constitution, ordinance, principle of common law, rule, regulation, law, statute or treaty (in each case as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including rules and regulations promulgated thereunder).

“Assumed Option” is defined in Section 2.3(a)(ii).

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Delaware, the State of Texas, the Cayman Islands, Hong Kong or the PRC are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Arrangements” is defined in Section 6.14.

“Buyer GP” means Cellenkos GP Limited, the general partner of Buyer.

“Buyer Group Companies” means, collectively, Buyer Parent and its Subsidiaries, and “Buyer Group Company” means any of them.

“Buyer Major Contracts” is defined in Section 10 of Schedule 4.

“Buyer Parent” is defined in the first paragraph of this Agreement.

“Buyer Parent Board” is defined in Section 6.12(a).

“Buyer Parent MAA” means the amended and restated memorandum and articles of association of Buyer Parent, as may be modified, amended and/or supplemented from time to time.

“Buyer Parent Ordinary Shares” means Ordinary Shares of Buyer Parent.

“Buyer SEC Documents” is defined in Section 7(a) of Schedule 4.

“CARES Act” means the Coronavirus Aid, Relief, and. Economic Security Act.

“Class A Common Stock” means the voting Class A Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Class B Common Stock” means the non-voting Class B Common Stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“Closing Equity Consideration” is stated in Schedule 1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the means, collectively: (a) the Class A Common Stock; (b) the Class B Common Stock; and (c) any other class of common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” is defined in the first paragraph of this Agreement.

“Company 2016 Stock Option Plan” means the Cellenkos, Inc. 2016 Stock Option/ Stock Issuance Plan, effective June 28, 2016, as amended.

“Company Account” is defined in Schedule 9.

“Company Disclosure Letter” means the written disclosure letter delivered by the Company and Seller to Buyer Parent and Buyer in connection with the execution and delivery of this Agreement.

“Company Intellectual Property” means the Intellectual Property owned by the Company, including the Intellectual Property set forth in Section 12(a) of the Company Disclosure Letter.

“Company Option” means an option to acquire a share of Class B Common Stock granted pursuant to the Company 2016 Stock Option Plan.

“Company Organizational Documents” is defined in Section 1 of Schedule 2.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock appreciation rights, stock purchase, phantom stock or other equity or equity-based plan, program, policy, contract, agreement or other arrangement or (iii) other benefit or compensation plan, policy, program, arrangement, contract, or agreement (including, without limitation, any pension, retirement, or savings plan; employment or individual consulting arrangement; collective bargaining or union arrangement; executive compensation plan bonus, retention, compensation, incentive compensation, change in control, commissions, nonqualified or deferred compensation or profit-sharing plan; or arrangement regarding any severance, termination, vacation, holiday, sick leave fringe benefit, health or welfare, post-termination or post-employment welfare, educational assistance, pre-Tax premium or flexible spending account plan or life insurance), in each case that is sponsored, maintained or contributed or required to be contributed to by the Company, or under or with respect to which the Company has any current liability or obligation.

“Company Related Party Transaction” means any agreement, Indebtedness, guarantee, payables, receivables and arrangements between (a) the Company, on the one hand, and (b) any of the Company Related Persons, on the other hand, excluding (i) any employment agreement and any agreement in connection with grant of equity awards under the Company’s equity incentive plan, and (ii) any agreements that were entered into on an arms-length basis and the performance thereof has been completed or will be completed no later than the Closing.

“Company Related Person” means any (a) Affiliate of the Company, (b) manager or officer (or person in a similar role) or senior management-level employee of the Company or Seller or of any Affiliate of the Company, (c) member of the immediate family or legal dependent of any such director, officer, senior management-level employee, or (d) trust, of which any of the foregoing Persons is a beneficiary or trustee.

“Computer System” means any of, or any combination of, (i) computer hardware, including computer systems, servers, network equipment, telecommunications devices (including voice, data or video networks) and peripheral devices, (ii) data and databases, and (iii) software, in each case of the foregoing clauses (i) through (iii), that are used in the operation of the businesses of the Company.

“Confidentiality Agreement” is defined in Section 6.7(a).

“Consent” means any approval, authorization or consent by, ratification, waiver or declaration of, filing or registration with, or notification to, any Person.

“Contract” means any contract, agreement, purchase order, warranty or guarantee, guaranty, license, sublicense, use agreement, lease (whether for real estate, a capital or financing lease, an operating lease or other), mortgage, deed, note or other instrument, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Contributor” is defined in Section 12(h) of Schedule 2.

“COVID-19 Law” means any law, Order, mandate, proclamation, or ruling in connection with, in response to, or intended to address the consequences of (a) SARS-CoV-2 or the coronavirus or related illnesses commonly referred to as COVID-19, and (b) any mutations or variants thereof, and any associated viruses or pathogens.

“Director Indemnification Agreement” means an indemnification agreement to be entered into between Buyer Parent and a director of Buyer Parent in substantially the form attached hereto as Exhibit A.

“Dr. Parmar” means Simrit Parmar, the ultimate beneficial owner of Seller.

“Employment Agreement” is defined in the Recitals.

“Encumbrance” means any mortgage, claim, pledge, hypothecation, security interest, charge, lien, restriction, infringement, interference, option, right of first refusal or other right to purchase or otherwise obtain, title defect or similar effect on title, reservation, equity, ownership, participation or governance right, or other encumbrance whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally, and any principles governing the availability of equitable remedies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) Person, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to section 414 of the Code or section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Stockholder Agreement” means the Third Amended and Restated Stockholders Agreement, effective as of October 14, 2021, by and among the Company, Dr. Parmar and certain of the Company’s stockholders named thereto, as may be modified, amended and/or supplemented from time to time.

“FFCRA” means the Families First Coronavirus Response Act.

“Financial Statements” is defined in Section 4(a)(ii) of Schedule 2.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, district or similar jurisdiction of any nature; (b) government; (c) governmental or quasi-governmental authority (including any agency, branch, commission, bureau, instrumentality, department, official, court or tribunal); (d) public international organization or body (e.g., the United Nations or the World Bank); (e) securities exchange, or (f) body or other Person entitled to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Government Entity” means any Governmental Authority or any Person owned or controlled by any such Governmental Authority.

“Government Officials” means any officers, employees and other persons working in an official capacity on behalf of any (i) Government Entity; (ii) political party, and (iii) candidate for government or political office.

“HKIAC” is defined in Section 10.5.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes).

“Indebtedness” means, with respect to any Person, as of any particular time, without duplication, (a) any Liability of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (b) any Liability of such Person evidenced by bonds, debentures, notes or similar instruments, (c) any Liability of such Person under conditional sale or other title retention agreements, (d) Liability of such Person issued or assumed as the deferred purchase price of property or services, (e) any capitalized lease or financing lease (including any financing on any vehicle) Liability of such Person, (f) any Liability of others secured by any lien on property or assets owned or acquired by such Person, whether or not the Liability secured thereby have been assumed, (g) any Liability of such Person under interest rate or currency swap transactions, (h) any letters of credit issued for the account of such Person, (i) any Liability of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, (j) any forgiveness of any Liability that remains subject to any condition or obligation, including any Tax increment financing, economic incentive or similar item, (k) any amounts borrowed by such Person pursuant to any COVID-19 Law, including the CARES Act (including the Paycheck Protection Program), FFCRA and any executive order, regardless of whether such amount is subject to forgiveness, that remain outstanding as of the Closing Date, and (l) any accrued interest or penalties on any of the foregoing.

“Individual” means (a) an individual, (b) an entity treated as an individual for purposes of Section 542(a)(2) of the Code or (c) an entity disregarded from its owner, for U.S. federal Income Tax purposes, whose owner is described in (a) or (b).

“Initial Deposit” is defined in Schedule 9.

“Insurance Policy” is defined in Section 14(a) of Schedule 2.

“Intellectual Property” means all intellectual property or similar proprietary rights protected, created or arising under the laws of any jurisdiction or under any international convention, whether registered or unregistered, including all rights in or to (a) patents and patent applications, and any and all continuations, continuations-in-part, divisionals, renewals, provisionals, substitutions, extensions, reexaminations and reissues, and all inventions, invention disclosures, discoveries, improvements, methods and processes, whether or not patentable, (b) trademarks, service marks, trade names, business names, logos, trade dress, get-up, Internet domain names, and all other similar rights or identifiers of source or origin in any part of the world, including any registrations, applications and renewals thereof, and all goodwill associated with the foregoing, (c) copyrights and works of authorship in any medium, including copyrights in software, as well as moral rights and rights equivalent thereto, (d), trade secrets and rights in all other confidential or proprietary information, including know-how, inventions, algorithms, logic, operating conditions and procedures, proprietary formulae, methods, techniques, compositions, specifications, drawings, models and methodologies, business, technical, engineering, manufacturing and other non-public, confidential or proprietary information and other similar proprietary rights (collectively, “Trade Secrets”), (e) software, firmware and computer programs and applications, including data files, plugins, libraries, subroutines, tools and APIs, in each case of the foregoing whether in source code, executable or object code form, and software-related documentation, including user manuals, specifications, and other documentation related thereto, (f) databases (or other collections of information or data) and (g) designs, in each case of (a) through (c) above, including registrations of, applications for registration of, and renewals and extensions of any of the foregoing.

“Intended Tax Treatment” is defined in Section 6.8(d).

“Interim Balance Sheet” is defined in Section 4(a)(ii) of Schedule 2.

“Interim Balance Sheet Date” is defined in Section 4(a)(ii) of Schedule 2.

“Interim Financial Statements” is defined in Section 4(a)(ii) of Schedule 2.

“IRS” means the United States Internal Revenue Service.

“JSC” is defined in Section 6.12(a).

“Key Employee” is defined in the Recitals.

“Knowledge” means: (a) with respect to an individual, the actual knowledge of such individual and what such individual reasonably should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a trustee or director or officer (or similar executive) of such Person and what any such individual reasonably should have known after a reasonable investigation.

“Leased Real Property” is defined in Section 11(a) of Schedule 2.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Limited Partnership Agreement” means the Limited Partnership Agreement, to be entered into by and among Buyer GP, Buyer Parent, Seller and certain other parties thereto.

“Lock-up Letter” is defined in the Recitals.

“Loss” means any loss, damage, Liability, deficiency, Action, judgment, interest, award, Tax, penalty, fine, out-of-pocket cost or expense of whatever kind, including reasonable out-of-pocket attorneys’, accountants and other experts’ fees, collection costs, investigation costs, any amount paid in connection with any assessment, judgment or settlement and the out-of-pocket cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Major Contract” is defined in Section 8(a) of Schedule 2.

“Material Adverse Effect” means,

(i) with respect to any Person that is Buyer Parent or the Company, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate: (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or results of operations of such Person and its Subsidiaries, taken as a whole or any of them taken individually (other than (1) changes in economic, regulatory or political conditions generally in the United States, China or anywhere else in the world; (2) conditions generally affecting any of the industries in which any of the businesses of such Person participate; (3) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (4) acts of war (whether or not declared), changes in geopolitical conditions, the commencement, continuation or escalation of a war, armed hostilities or terrorism, earthquakes, pandemics (including without limitation COVID-19 and its variants), tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, or the escalation or worsening thereof; (5) any changes in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (6) any action required by this Agreement or any action taken (omitted to be taken) with the written consent of or at the written request of Buyer or Buyer Parent (in the case of the Company) or Seller (in the case of Buyer Parent) and any incident, condition, change, effect or circumstance directly attributable to the negotiation, execution or announcement of this Agreement and the transactions contemplated herein, including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of Applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationship directly resulting therefrom; or (7) any failure by such Person to meet any internal or published projections, estimates or expectations of its revenue, earnings or other financial performance or results of operations or development milestones or targets (including without limitation success of clinical trials and/or obtaining of regulatory approvals) for any period; provided, that with respect to such clauses (1) through (5), such changes or conditions do not have a materially disproportionate effect with respect to such Person and its Subsidiaries (relative to other participants in such industries)); or (b) materially and adversely affects the ability of such Person to consummate the transactions contemplated herein; and

(ii) with respect to any Person that is Seller or Buyer, any incident, condition, change, effect or circumstance that, individually or when taken together with any other incident, condition, change, effect or circumstance in the aggregate materially and adversely affects the ability of such Person to consummate the transactions contemplated herein.

“Materiality Qualifier” means a qualification to a representation, warranty or certification by any materiality limitation or qualification, including use of the term “material,” “materially,” “in all material respects” or “Material Adverse Effect” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect.

“Multiemployer Plan” has the meaning given in section 3(37) of ERISA.

“Necessary Action” means, with respect to any Party and a specified result, all actions necessary or desirable to cause, or in furtherance of, such result, including (i) making the nominations or other proposals to the board of directors (including any committee thereof) and/or shareholders, (ii) convening meetings of board of directors and/or shareholders to approve such nominations or other proposals, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions.

“New RSU Scheme” is defined in Section 6.13(a).

“New RSU Scheme Proposal” is defined in Section 6.13(a).

“NYSE” is defined in Section 7(b) of Schedule 4.

“Open Source Software” means any software that is licensed, distributed or conveyed subject to any “open source,” “copyleft,” “free software” or other similar types of license that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or integrated with or with which such software is combined or distributed or that is derived from or linked with such software, (i) be disclosed or distributed in source code form, (ii) be licensed, distributed or conveyed at no charge or (iii) be licensed, distributed or conveyed under some or all of the terms of such Contract, including any software licensed or distributed under the following: (A) the GNU General Public License (GPL), Lesser GPL, and Library GPL (LGPL), or Affero General Public License (AGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; (H) the Apache License, (I) Berkeley Software Distribution license, (J) Open Source Initiative license, (K) Microsoft Shared Source license, (L) Public Domain license, (M) Common Public license, and (N) any license listed at www.opensource.org/licenses.

“Order” means any order, writ, injunction, award, decree, judgment or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable), the by-laws or similar governing document of such Person; (b) any limited liability company agreement, member control agreement, partnership agreement, operating agreement, shareholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any Contract regarding the governance of such Person or the relations or actions among any of its equity holders with respect to such Person.

“Other SPAs” is defined in the Recitals.

“Outside Date” is defined in Section 7.4(b).

“Party” means Seller, Buyer, Buyer Parent and the Company.

“Paycheck Protection Program” means the Paycheck Protection Program under the CARES Act.

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Annual Financial Statements in accordance with GAAP; (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue or the validity of which is being contested in good faith by appropriate proceedings; (c) zoning regulations, permits and licenses; (d) with respect to real property, non-monetary liens or other minor imperfections of title; (e) rights of parties in possession; (f) ordinary course, non-exclusive licenses of Intellectual Property; (g) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (h) pledges or deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business of the applicable Person.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information,” “personal data,” or “PII”) provided by Applicable Law, data that identifies, relates to, describes, or is reasonably capable of being associated with an individual person or household, including, to the extent governed by Applicable Law, name, address, email address, photograph, Internet Protocol (IP) address, unique device identifier, unique personal identifier, online identifier, social security number, driver’s license number, passport number, insurance policy number, education, employment, employment history, bank account number, credit or debit card number, or other financial information, medical information, health insurance information and any other similar information.

“Plan Sponsor” has the meaning given in section 3(16)(B) of ERISA.

“PRC” means the People’s Republic of China.

“Privacy Laws” means all Applicable Laws relating to the Processing, privacy or security of Personal Information and all regulations or guidance issued thereunder, including the EU General Data Protection Regulation (EU) 2016/679 and all national implementing laws of individual EU Member States, Section 5 of the Federal Trade Commission Act, Children’s Online Privacy Protection Act, the CAN-SPAM Act and associated regulations set forth in 16 C.F.R. Part 316, California Consumer Privacy Act of 2018 and the California Consumer Privacy Act Regulations, and all other Applicable Laws relating to data protection, information security, cybersecurity and data breach notification in any applicable jurisdictions.

“Privacy Obligations” is defined in Section 18(a) of Schedule 2.

“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (including if civil, criminal or administrative).

“Processing” is defined in Section 18(a) of Schedule 2.

“Prorated Adjustment” is defined in Section 2.3(a)(ii).

“Real Property” is defined in Section 11(a) of Schedule 2.

“Real Property Lease” is defined in Section 11(a) of Schedule 2.

“Registered Intellectual Property” is defined in Section 12(a) of Schedule 2.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Replacement Option Plan” is defined in Section 6.13(b).

“Return” means any return, declaration, report, filing, claim for refund, information return, statement or other document (including any related or supporting information) with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Sanctioned Person” means a Person that is (i) subject to or the target of Sanctions (including any Person that is designated on the list of “Specially Designated Nationals and Blocked Persons” administered by the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions, or (iii) owned 50% (fifty percent) or more, or controlled, by any of the foregoing.

“Sanctions” means all trade, economic and financial sanctions laws, regulations and executive orders administered, enacted or enforced from time to time by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. Department of Commerce and the U.S. Department of State), (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom (including Her Majesty’s Treasury), (v) the People’s Republic of China, or (vi) any similar sanctions authorities.

“SAB” is defined in Section 6.12(a).

“Sale Stock” is defined in the Recitals.

“SEC” is defined in Section 7(a) of Schedule 4.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in the first paragraph of this Agreement.

“SIAC” is defined in Section 10.5.

“Simpson Thacher” is defined in Section 10.11.

“Subsidiary” of a Person means any other Person which is controlled by such Person and, for the avoidance of doubt, the Subsidiaries of a Person shall include any variable interest entity over which such Person or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with such Person in accordance with generally accepted accounting principles applicable to such Person and any Subsidiaries of such variable interest entity, and for the avoidance of doubt, with respect to Buyer Parent, Buyer and the general partner of Buyer shall each be deemed a Subsidiary of Buyer Parent.

“Tax” means any federal, state, local or foreign income, gross receipts, net income, ad valorem, capital, gains, intangible, inventory, license, payroll, employment, excise, severance, documentary, stamp, recording, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, goods and services, transfer, registration, value added, alternative or add-on minimum, escheat, unclaimed property, estimated or other taxes, duties, levies, assessments and other governmental charges of any kind whatsoever, including any interest, fine, penalty or similar addition thereto (or in lieu thereof), whether disputed or not.

“Threatened” means, with respect to any matter, that a demand, notice or other communication has been made or given that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter may be, asserted, commenced, taken or otherwise pursued (including if conditioned upon any event occurring or not occurring).

“Three-Year Budget” is defined in Section 6.13(f).

“Transaction Document” means this Agreement, the Limited Partnership Agreement, the Employment Agreement, the Lock-up Letter, and any other document expressly required to be executed or delivered by or on behalf of a Party to another Party pursuant to any of the foregoing.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar taxes, including all interest, additions, surcharges, fees or penalties related thereto, arising out of or incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“U.S.” means the United States of America.

“US$” and “$” mean the lawful currency of the U.S.

“Waived 280G Benefits” is defined in Section 6.14.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local laws.

* * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Stock Purchase Agreement effective as of the date first written above.

GLOBAL CORD BLOOD CORPORATION

/s/ Ting Zheng
Name: Ting Zheng
Title: CEO

CELLENKOS HOLDINGS L.P.

/s/ Ting Zheng
Name: Ting Zheng
Title: Authorized Signatory

CELLENKOS, INC.

/s/ Dr. Simrit Parmar
Name: Dr. Simrit Parmar
Title: Authorized Signatory

ROCELO LLC

/s/ Dr. Simrit Parmar
Name: Dr. Simrit Parmar
Title: Authorized Signatory

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1

Particulars

Seller:	Rocelo LLC
Common Stock:	3,433,333 shares of Class A Common Stock and 900,000 shares of Class B Common Stock
Closing Equity Consideration:	3,433,333 Class A Units (as defined in the Limited Partnership Agreement) and 900,000 Class B Units (as defined in the Limited Partnership Agreement)

Schedule 1